EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Third Quarter 2011 Financial Results

THE WOODLANDS, Texas, Nov. 10, 2011 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the third quarter ended September 30, 2011.

Financial Results

The Company had cash and cash equivalents of approximately $7.1 million as of September 30, 2011 as compared to $3.0 million as of December 31, 2010. Net cash of approximately $7.1 million and $3.8 million was used in operating activities during the nine month period ended September 30, 2011 and 2010, respectively. The major use of cash through September 30, 2011 was to fund the Company's operations, partially offset by an increase in current liabilities. Cash used in investing activities during the nine month period ended September 30, 2011 was approximately $262,000 primarily for capitalized patent and patent application costs. Cash provided by financing activities during the nine month period ended September 30, 2011 was approximately $11.5 million primarily due to the public offering completed on February 8, 2011.

Net loss for the three month period ended September 30, 2011, was ($4.0) million or ($0.32) per share as compared to a net loss of ($1.2) million or ($0.13) per share for the same period in 2010. The net loss for the nine month period ended September 30, 2011, was ($9.8) million or ($0.82) per share as compared to a net loss of ($3.6) million or ($0.46) per share for the same period in 2010. The increase in loss for both the three and nine month periods ended September 30, 2011 as compared to the same period in 2010 was primarily due to increased expenses in clinical development related to Androxal® and an increase in non-cash stock based compensation.

Research and development ("R&D") expenses increased 339% or approximately $2.5 million to $3.2 million for the three month period ended September 30, 2011 as compared to $736,000 for the same period in the prior year and increased 258% or approximately $5.0 million to $7.0 million for the nine month period ended September 30, 2011 as compared to $2.0 million for the same period in the prior year. The increase in R&D expenses for the three and nine month periods ended September 30, 2011 as compared to the same periods in the prior year is primarily due to an increase of $2.0 million and $4.2 million, respectively, in clinical development expenses related to Androxal® as a result of the ongoing Phase 2b study in men with secondary hypogonadism and the Phase 2 study as a potential treatment for improving glycemic control in hypogonadal men with Type 2 diabetes. Payroll and benefits expenses increased for the three and nine month periods ended September 30, 2011 as compared to the same periods in the prior year by $262,000 and $454,000, respectively, due to increased headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried R&D employees. Additionally, operating and occupancy expenses increased for the three and nine month periods ended September 30, 2011 by $246,000 and $411,000, respectively, as compared to the same periods in the prior year due to an increase in costs related to the Company's patent portfolio.

General and administrative ("G&A") expenses increased 36% or approximately $193,000 to $726,000 for the three month period ended September 30, 2011 as compared to $533,000 for the same period in the prior year and increased 57% or approximately $1.0 million to $2.8 million for the nine month period ended September 30, 2011 as compared to $1.8 million for the same period in the prior year. The increase in G&A expenses for the three and nine month periods ended September 30, 2011 as compared to the same periods in the prior year is primarily due to an increase in non-cash stock based compensation in the amount of $220,000 and $1.1 million, respectively. Non-cash stock based compensation for the nine month period ended September 30, 2011 includes a charge of $759,000 associated with 210,000 stock option awards issued under the 2011 Equity Incentive Plan, approved by the stockholders of the Company on June 1, 2011, which vested immediately upon stockholders' approval. Additionally, salaries increased for the three and nine month periods ended September 30, 2011 by $83,000 and $183,000, respectively, as compared to the same periods in the prior year due to an increase in headcount and the discontinuation of the salary reduction program put in place in August 2009 for all salaried employees other than Mr. Podolski, the Company's President and CEO, and Mr. Podolski's salary was revised to a 25% reduction on January 1, 2011. G&A operating and occupancy expenses, which include expenses to operate as a public company, decreased for the three and nine month periods ended September 30, 2011 by approximately $121,000 and $294,000, respectively, as compared to the same periods in the prior year. The decrease for the three and nine month periods ended September 30, 2011 is primarily due to a decrease in professional services.

Total revenues and other income decreased to zero for the three month period ended September 30, 2011 as compared to $85,000 for the same period in the prior year and decreased to $1,000 for the nine month period ended September 30, 2011 as compared to $138,000 for the same period in the prior year. The decrease for the three and nine month periods ended September 30, 2011 was primarily due to a decrease of $85,000 and $138,000, respectively, in non-cash other income related to debt relief from settlements with certain vendors in the second and third quarters of 2010.

As of September 30, 2011 the Company had 12,317,692 shares of common stock outstanding.

About Repros Therapeutics Inc. ®

Repros Therapeutics Inc. ® focuses on the development of new drugs to treat hormonal and reproductive system disorders.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues and other income
Interest income	$ --	$ --	$ 1	$ --
Other income	--	85	--	138
Total revenues and other income	--	85	1	138

Expenses
Research and development	3,234	736	6,980	1,950
General and administrative	726	533	2,780	1,772
Total expenses	3,960	1,269	9,760	3,722

Net loss	$ (3,960)	$ (1,184)	$ (9,759)	$ (3,584)

Net loss per share - basic and diluted	$ (0.32)	$ (0.13)	$ (0.82)	$ (0.46)

Weighted average shares used in loss per share calculation:
Basic	12,315	8,875	11,840	7,763
Diluted	12,315	8,875	11,840	7,763
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2011	2010

Cash and cash equivalents	$ 7,070	$ 2,957
Other currents assets	188	328
Fixed assets (net)	17	7
Other assets (net)	1,341	1,173
Total assets	$ 8,616	$ 4,465

Accounts payable and accrued expenses	$ 2,042	$ 1,298
Stockholders' equity	6,574	3,167
Total liabilities and stockholders' equity	$ 8,616	$ 4,465
CONTACT:  Joseph S. Podolski
          Chief Executive Officer
          (281) 719-3447